FOR IMMEDIATE RELEASE

January 8, 2008

The Castle Group, Inc. Welcomes Robert Wu as Member of Board of Directors and Executive V.P. of Asia Development for Subsidiary

HONOLULU--The Castle Group, Inc. (OTCBB:CAGU - News) today announced the appointment of entrepreneur Robert Wu to its Board of Directors and to the post of Executive Vice President of Asian Development for its subsidiary Castle Resorts & Hotels, which provides hospitality services to 26 properties in Hawaii, Guam, Micronesia, New Zealand, and Thailand.

Mr. Wu serves as the chief executive officer for the Wu Group, a Hawaii-based firm that specializes in Asia imports, management of several Hawaii businesses and business consultation services for the Asia-Pacific region.  As proprietor of numerous Hawaii businesses over the past 22 years, he has extensive knowledge in the operation and management of small and medium sized organizations.  He has served on the Hawaii Council on Economic Education for the University of Hawaii, Na Koa Football and has been a trustee for Palama Settlement, Hawaii Library Foundation and Maryknoll School.

“We are pleased to welcome Robert Wu to both our Board of Directors and to the key executive post of Executive Vice President-Asia, leading business development activities for our Castle Resorts & Hotels subsidiary,” commented Rick Wall, chairman and chief executive officer of The Castle Group, Inc. “The rapid growth we have planned has a crucial Asia component, and we fully expect Mr. Wu’s insights into the Asia market, as well as his expertise in operating and building businesses in Hawaii, to stand us in excellent stead going forward.  He has not only noteworthy drive and enthusiasm but also established business contacts throughout Vietnam and personal experience that is highly Castle’s relevant to Southeast Asia growth.”

About The Castle Group

The Castle Group manages hotels and condominiums on the Hawaiian islands of Oahu, Maui, Kauai, Molokai and Hawaii; on Saipan and Guam in Micronesia; Thailand and on New Zealand’s North Island. Founded in 1994 with just 220 rooms, today Castle has contracts with 26 properties totaling more than 3,200 hotel rooms and condominium units and employs more than 800 resort, hotel and corporate staff. Castle offers traveler’s accommodations ranging from hotel guest rooms to fully equipped spacious resort condominiums. Castle has adopted a strategic plan to expand in Hawaii, Micronesia, New Zealand, and Thailand, as well as in regions throughout the Pacific, Asia and Central America.

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of The Castle Group's management and are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements. These include, but are not limited to risk factors and uncertainties set forth in the Company's Form 10-KSB/A-1 dated November 7, 2007 and other filings with the U.S. Securities and Exchange Commission. The Castle Group does not assume any obligation to update the information contained in this press release.

Contact:

The Castle Group

Donna Wheeler

Toll-Free: 1-800-733-7753 (U.S./Canada/Guam/Saipan)

Direct: 808-524-0900

Fax: 808-521-9994

pr@castleresorts.com

or

Investor Relations Contact:

CCG Investor Relations

Christi Mottola, Managing Partner

Direct: 949-851-1109

Fax: 949-223-0028

Christi.Mottola@ccgir.com

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